KIT digital Announces Board Change

Prague, Czech Republic and New York, NY, April 16, 2012 -- KIT digital, Inc. (NASDAQ: KITD), a leading video technology and services company, announced its Board of Directors has accepted the resignation of non-executive Chairman, Kaleil Isaza Tuzman.

Wayne Walker, lead independent director for KIT digital, noted, “As Kaleil’s relationship with the Company as an officer and director comes to an end, we want to once again express appreciation for his contributions over the years. We believe in and support our management team which continues to focus on operations, cash flow growth and overall execution in what we consider to be a post-consolidation phase of KIT digital’s lifecycle. We are exited about and focused on the road ahead. We are also appreciative of Kaleil’s willingness to, at our request, assist the Company in the future. ”

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a leading video technology and services company. The KIT Video Platform, the Company's cloud-based video asset management system, enables enterprise, media & entertainment and network operator clients to produce, manage and deliver multiscreen socially-enabled video experiences to audiences wherever they are. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, Bristol-Myers Squibb, BSkyB, Disney-ABC, FedEx, Google, HP, Mediaset, MTV, News Corp, Telecom Argentina, Telefonica O2, Universal Studios, Verizon, Vodafone and Volkswagen. KIT digital maintains executive offices in New York and its operational headquarters in Prague, Czech Republic, with offices in 21 countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

KIT digital Media Contact:

Daniel Goodfellow

SVP, Global Marketing and Communications

Tel. +1-917-513-6081

Daniel.Goodfellow@kit-digital.com

KIT digital Investor Contacts:

Murray Arenson

VP, Investor Relations & Corporate Development

Tel. +1-646-553-4900

Murray.Arenson@kit-digital.com

Matt Glover or Geoffrey Plank

Liolios Group, Inc.

Tel. +1-949-574-3860

info@liolios.com